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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of IDEC Pharmaceuticals Corporation of our report dated February 14, 2003 relating to the financial statements of Biogen, Inc., which appears in Biogen's 2002 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 14, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 27, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS